Exhibit 10.1

March 12, 2013

Mr. Robert S. Vaters

President and Chief Executive Officer of Orthofix Inc.

3451 Plano Pkwy

Lewisville, TX 75056

Dear Bob:

Reference is made to your Amended and Restated Employment Agreement with Orthofix Inc. (the “Company”) and Orthofix International N.V. (“Parent”), dated as of June 15, 2011, as amended as of August 29, 2012 (as amended, the “Agreement”). As you, the Company and Parent have mutually agreed, you will cease to serve as an employee of the Company (and cease serving as an officer and director of the Company and any of its subsidiaries, parents and affiliates, as applicable, including as a director and officer of Parent) as of the close of business on the date hereof (the “Employment Cessation Date”). This letter agreement between you, the Company and Parent serves to memorialize the terms that you, the Company and Parent have agreed regarding your cessation of employment on the Employment Cessation Date.

While you are ceasing employment pursuant to Section 4.1 of the Agreement (Termination by Mutual Agreement), such cessation on the Employment Cessation Date shall be treated as a Termination without Cause under Section 4.5 of the Agreement, except as otherwise expressly provided herein.

As provided in your Agreement, this cessation of employment on the Employment Cessation Date entitles you to the following:

•	Payment for three (3) weeks of accrued and unused vacation as of the Employment Cessation Date (calculated based on your current base salary rate, and payable within five (5) business days of your Employment Cessation Date);

•	Payment of your previously approved incentive plan bonus for the 2012 calendar year (to the extent not already paid to you, and payable in any event no later than the date such 2012 incentive plan bonuses are paid to other officers of Parent);

•	A lump sum cash severance payment in an amount equal to 200% of the “Base Amount” as defined in the Agreement, as set forth in Section 5.1(b) of the Agreement (the “Severance Payment”), which the parties hereto mutually agree and acknowledge equals $2,720,000 in the aggregate (200% of a “Base Amount” of $1,360,000);

•	Eligibility for a 19.452% pro rata annual incentive program bonus for the 2013 fiscal year (which represents the portion of the 2013 fiscal year during which you were employed by the Company), to be determined by the compensation committee of the Parent Board (as defined below) at the time 2013 annual incentive program bonus determinations are made for other senior executives of the Company, and to be paid (if any bonus is determined to be earned) at the time such incentive compensation is paid to other Company senior executives but in no event later than March 15, 2014; provided, however, that nothing in this sentence is intended to give you greater rights to such incentive compensation than a pro rata portion of what you would ordinarily be entitled to under the annual incentive program that would have been applicable to you had your employment not ended, it being understood that your cessation of employment shall not be used to disqualify you from or make you ineligible for a pro rata portion of the annual incentive program bonus to which you would otherwise have been entitled);

•	The ability to continue certain welfare benefit plans until the earlier of the date that is twenty four (24) months following the Employment Cessation Date or the date that you secure coverage from new employment, as set forth in Section 5.1(d) of the Agreement;

•	The Company will make a cash payment to you in the amount of $35,000 (net of any applicable withholdings) for use towards the costs and expenses of executive outplacement services or an education program selected by you, as set forth in Section 5.1(e) of the Agreement, and

•	Accelerated vesting of your options to acquire common stock of Parent (“Stock Options”) and grants of restricted common stock of Parent (“Restricted Stock”), and an extended post-termination exercise period for your Stock Options, as set forth in Section 5.1(c) of the Agreement (except, in each case, with respect to the Stock Options granted to you as of June 25, 2012 (the “June 2012 Option Grant”) and, in the case of accelerated vesting, the Restricted Stock granted to you as of July 31, 2012 (the “July 2012 Restricted Stock Grant”)).

In exchange for your waiver of the 30-day notice period provided for in Section 4.5 of the Agreement, you will be paid a lump sum amount equal to the sum of (i) 30 days of base salary, (ii) $3,500 (representing 30 days of your current housing and living expense reimbursement) and (iii) $900 (representing 30 days of your current car allowance amount). You will not be reimbursed for any relocation or travel expenses in connection with any relocation from the Lewisville, Texas region.

As agreed by you, the Company and Parent, notwithstanding anything in the Agreement or any other Parent equity award agreement to the contrary, 11,111 of the 40,000 shares of Restricted Stock covered by the July 2012 Restricted Stock Grant shall vest effective as of the date that is seven (7) calendar days following the date that you return the Release (as defined below). You, the Company and Parent hereby agree that (i) 28,889 shares of Restricted Stock granted to you

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pursuant to the July 2012 Restricted Stock Grant shall terminate effective as of the date hereof (as if the termination was a “voluntary termination” pursuant to the applicable Restricted Stock grant agreement) and (ii) all Stock Options granted to you on June 25, 2012 shall terminate effective as of the date hereof (as if the termination was a “voluntary termination” pursuant to the applicable Stock Option agreement). A list of all Stock Options and Restricted Stock held by you is attached as Exhibit A hereto. The Parent and Company recognize that you own 12,100 shares of common stock of Parent that you previously purchased and that are not affected in any way by this letter or by the attached release.

As agreed by you, the Company and Parent, you are resigning as a member of the Board of Directors of Parent (the “Parent Board”), and all other officer and director positions of the Parent and its subsidiaries, as of the date hereof.

We understand you desire to avoid the imposition of tax under Section 409A of the Internal Revenue Code, as amended (the “Code”). As such, the Severance Payment, and $35,000 cash payment (net of any applicable withholdings) for outplacement/education purposes, are each being made more than 6 months after the Employment Cessation Date. In addition, as required by Section 5.1(d) of the Agreement, if you desire to continue welfare coverage in any plan other than medical or dental, you must pay the full cost of continuation of such benefits until the date that the Severance Payment is paid to you, at which time the Company will reimburse you for the difference between the full cost and the costs you were paying for such coverage prior to the Employment Cessation Date. You also understand that your receipt of the Severance Payment and other benefits under the Agreement are contingent on your signing a release in the form attached hereto as Exhibit B (the “Release”) and all revocation periods for such Release having expired prior to 28 days from the date hereof (the “Release Return Date”). We will have no obligation to pay you the Severance Payment or provide you the other benefits if you do not sign the Release by the Release Return Date and if the applicable revocation period has not expired by the Release Return Date. The payments described in this letter (the “Payments”) are intended by you and the Company to comply with Section 409A of the Code, and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto, and this letter will be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection with the Payments. The Company does not represent or warrant that the Payments will comply with Section 409A of the Code or any other provision of federal, state, or local law. Neither the Company, nor any parent or affiliate, nor its or their respective directors, officers, employees or advisers (collectively, the “Parent Group”) will be liable to you (or to any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of the Payments, and no member of the Parent Group shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

You also agree that from and after the date of this letter agreement and until two years after the Employment Cessation Date, unless the prior written consent of the Parent Board has been obtained, neither you nor any of your Affiliates will in any manner, directly or indirectly, (a) effect, seek, offer, or

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propose (whether publicly or otherwise), or cause or participate in (except to sell or tender your Parent securities in the ordinary course pursuant to any consummated public sale of Parent) or in any way assist any other person to effect, seek, offer, or propose (whether publicly or otherwise) (i) any acquisition of beneficial ownership of any securities issued by Parent or any assets of Parent or any of Parent’s direct or indirect subsidiaries (other than (i) pursuant to the exercise of your existing Stock Options or (ii) acquisitions not to exceed in the aggregate more than one percent (1%) of the outstanding shares of Parent common stock (excluding Parent common stock already beneficially owned by you or your Affiliates as of the date hereof or exercisable by you pursuant to Stock Options)); (ii) any tender or exchange offer, merger, or other business combination involving Parent; (iii) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to Parent or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or refrain from voting, any voting securities issued by Parent or to solicit any consents of Parent’s shareholders; (b) form, join, or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934) with respect to any securities issued by Parent or otherwise act, alone or in concert with others, to seek to control or influence Parent’s management, the Parent Board, or Parent’s policies; (c) take any action which might require Parent or any of its subsidiaries to make a public announcement regarding any of the types of matters set forth in (a) or (b) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. For the purpose hereof, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person or entity specified. For purposes of this definition of “Affiliate,” control of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

At this time, we also remind you of your non-competition, non-solicitation, confidentiality and other obligations under the Agreement. In connection therewith, the Company and Parent agree to consider in good faith any requests from you from time-to-time for relief from applicable non-competition requirements, which will not be unreasonably withheld. For the avoidance of doubt, nothing in this letter limits or alters your post-termination obligations to the Company and its affiliates under Section 6 of the Agreement, all of which will remain in effect in accordance with the Agreement following the date hereof and the Employment Cessation Date. Parent and the Company agree that you will be provided an opportunity to review in advance, and provide any comments with respect to, the press release announcing your departure, with the intent of mutual agreement.

Notwithstanding anything to the contrary in this letter or in Exhibit B, all subsections of Section 7 of the Agreement shall apply to and be incorporated into this letter and Exhibit B, specifically including but not limited to Section 7.2(b), except to the extent plainly inapplicable. The company will pay your reasonable attorneys’ fees in connection with your separation of employment, including negotiating this letter agreement and the attached release.

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Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me. Your signature below will also constitute resignation by you, as of the date hereof, from all officer and director positions with the Company or any of its parents or affiliates (including as a director of Parent).

Sincerely,

ORTHOFIX INC.

/s/ James F. Gero
James F. Gero
Chairman of the Board of Orthofix International N.V., ultimate parent of Orthofix Inc.

ORTHOFIX INTERNATIONAL N.V.

/s/ James F. Gero
James F. Gero
Chairman of the Board

Agreed and Accepted:

/s/ Robert S. Vaters
Robert S. Vaters

EXHIBIT A

LIST OF STOCK OPTIONS AND RESTRICTED STOCK

Options:

Grant Date	Shares	Price	Vested	Outstanding	Exercisable
2/15/2011	20,000	$29.230	13,334	20,000	13,334
2/23/2009	25,000	$18.440	25,000	25,000	25,000
6/15/2011	25,000	$40.270	8,334	25,000	8,334
2/15/2012	35,000	$41.370	11,667	35,000	11,667
6/25/2012	60,000	$39.660	0	60,000	0
6/30/2009	65,000	$25.010	65,000	65,000	65,000
9/7/2008	150,000	$25.050	150,000	150,000	150,000

Restricted Stock:

Grant Date	Shares	Price	Vested	Unvested
2/15/2011	17,000	$0.000	11,334	5,666
7/31/2012	40,000	$0.000	0	40,000

EXHIBIT B

RELEASE

In exchange for the consideration set forth in the letter agreement, dated as of March 12, 2013, by and among Orthofix Inc. (the “Company”), Orthofix International N.V. (“Parent”) and myself (the “Letter Agreement”), and your amended and restated employment agreement with the Company dated as of June 15, 2011 and as amended as of August 29, 2012 (together with the Letter Agreement, collectively, the “Agreement”), the respective terms of which Agreement are incorporated herein by reference, I, Robert S. Vaters, am entering into this Release (this “Release”) for good and valuable consideration as required by the Agreement, and agree as follows:

1. GENERAL RELEASE.

(a) On behalf of myself, my heirs, executors, successors and assigns, I irrevocably and unconditionally release, waive and forever discharge the Company, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents, including, without limitation, Orthofix International N.V. (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the severance payments and other benefits and consideration described in the Agreement. This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company. I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b) This release does not include a release or waiver of any rights or claims I have, or might subsequently have in my capacity as a stockholder of Orthofix International N.V. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Agreement. However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Agreement. In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, provided by the Company, the Company Group, or any member of the Company Group, or any right to indemnification or expense advancement under any indemnification agreement, or any applicable Company Group articles of incorporation, bylaws or similar organizational document, if any, in each case, to which I might be entitled. I am also not waiving, and nothing in this Release is intended to waive any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement. I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS RELEASE, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE.

(c) I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

(d) I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release. I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Jeffrey M. Schumm, Orthofix Inc. Senior Vice President, General Counsel and Corporate Secretary, 3451 Plano Pkwy, Lewisville, TX 75056 no later than the end of the seventh calendar day after I sign this Release. I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and all obligations under the Agreement as provided therein. This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2. I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so. I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware. I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations agreed to by me and any member of the Company Group, including those under the Agreement. The confidentiality provisions set forth in this Release are contractual and their terms are material to this Release. In any proceeding brought to enforce or seek damages for the alleged breach of the confidentiality provisions of this Release, the party successfully prosecuting or defending such action shall be entitled to recover from the opposing party its reasonable expenses, including attorneys’ fees.

3. I agree to hold harmless the Releasees, at my sole cost and expense, from and against any claims arising from my breach of this Release (including breaches of my post separation obligations under the Agreement).

4. I agree that I have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other person (including future or prospective employees) regarding any of the Releasees. The Company and Parent further agree that they shall not make, and shall use commercially reasonable efforts to prevent any of their respective officers or directors from making, any critical or negative comments to the media or other persons about me, provided that the foregoing shall in no way limit Parent’s right to make any public statements or disclosures it believes, after consultation with counsel, are required or appropriate pursuant to applicable federal securities laws.

5. I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

6. I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

7. I also represent and warrant that, on or before my last date of employment, I will have delivered to the Company (a) all documents and materials containing confidential information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are or were in my possession or under my control; provided, however, that notwithstanding the foregoing, I shall be permitted to keep (i) my company-provided computer and cell phone (including the phone number associate with such cell phone), (ii) my electronic list of business and personal contacts (which will be provided to me in electronic form by the Company), and (iii) for 30 calendar days, use of my Company-based email account, with an appropriate automatic reply message thereafter.

8. The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

9. This Release shall be interpreted under and governed by the laws of the State of Texas. The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

10 The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

11. The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

/s/ Robert S. Vaters
Robert S. Vaters

Date: March 12, 2013

Accepted and Acknowledged:

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ James F. Gero
Title:	Chairman of the Board

Date:	3/12/2013

ORTHOFIX INC.

By:	/s/ Jeffrey M. Schumm
Title:	Senior VP, Gen. Counsel and Corp. Secretary

Date:	3/12/2013